TEMPUR-PEDIC PROVIDES UPDATE ON PROPOSED SEALY ACQUISITION

LEXINGTON, KY, FEBRUARY 25, 2013 – Tempur-Pedic International Inc. (NYSE: TPX), a leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today provided an update to investors on the anticipated timing for the closing of the proposed acquisition of Sealy Corporation.

Sealy’s Information Statement has been cleared by the Securities and Exchange Commission and was mailed to stockholders on Friday, February 22. Under the terms of the Merger Agreement with Sealy, this mailing must occur at least 20 calendar days prior to the closing of the acquisition. This condition will be satisfied on March 14, 2013. With respect to Hart-Scott-Rodino (“HSR”) clearance, the extended waiting period for Federal Trade Commission review expires on March 8, 2013.  Assuming the Company receives HSR clearance by March 8, 2013, the Company intends to close the acquisition of Sealy in March.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," “proposed,” "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the anticipated timing of the closing of the proposed acquisition of Sealy. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include the ability of the parties to complete the proposed merger in a timely manner or at all; satisfaction of the conditions precedent to the proposed merger, the ability to secure regulatory approvals; the possibility of litigation (including relating to the merger itself); and the ability to successfully integrate Sealy into Tempur-Pedic’s operations and realize synergies from the proposed transaction.

Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors."  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Contact:
Mark Rupe
Vice President
Tempur-Pedic International Inc.
800-805-3635
investor.relations@tempurpedic.com